SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A
                                 (RULE 14A-101)

                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934

FILED BY THE REGISTRANT  [ ]

FILED BY A PARTY OTHER THAN THE REGISTRANT  [X]

CHECK THE APPROPRIATE BOX:

[ ]   PRELIMINARY PROXY STATEMENT
[ ]   DEFINITIVE PROXY STATEMENT            [ ]  CONFIDENTIAL, FOR USE OF THE
[X]   DEFINITIVE ADDITIONAL MATERIALS            COMMISSION ONLY (AS PERMITTED)
[ ]   SOLICITING MATERIAL PURSUANT TO            BY RULE 14A-6(E)(2)
      RULE 14A-12

                              HERCULES INCORPORATED
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                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


                      INTERNATIONAL SPECIALTY PRODUCTS INC.
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    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)



PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):

[X]  NO FEE REQUIRED.

[ ] FEE COMPUTED ON TABLE BELOW PER EXCHANGE ACT RULES 14A-6(I)(4) AND 0-11.

      (1)   TITLE OF EACH CLASS OF SECURITIES TO WHICH TRANSACTION APPLIES:
            NOT APPLICABLE

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      (2)   AGGREGATE NUMBER OF SECURITIES TO WHICH TRANSACTION APPLIES:  NOT
            APPLICABLE.

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      (3)   PER UNIT PRICE OR OTHER UNDERLYING VALUE OF TRANSACTION
            COMPUTED PURSUANT TO EXCHANGE ACT RULE 0-11 (SET FORTH THE AMOUNT ON WHICH THE FILING FEE IS CALCULATED AND STATE HOW IT WAS DETERMINED): NOT APPLICABLE.

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54104.0018
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      (4)   PROPOSED MAXIMUM AGGREGATE VALUE OF TRANSACTION:  NOT APPLICABLE.

      --------------------------------------------------------------------------
      (5)   TOTAL FEE PAID:  NOT APPLICABLE.

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[ ]  FEE PAID PREVIOUSLY WITH PRELIMINARY MATERIALS:

[ ] CHECK BOX IF ANY PART OF THE FEE IS OFFSET AS PROVIDED BY EXCHANGE ACT RULE 0-11(A)(2) AND IDENTIFY THE FILING FOR WHICH THE OFFSETTING FEE WAS PAID PREVIOUSLY. IDENTIFY THE PREVIOUS FILING BY REGISTRATION STATEMENT NUMBER, OR THE FORM OR SCHEDULE AND THE DATE OF ITS FILING.

      (1)       AMOUNT PREVIOUSLY PAID:  NOT APPLICABLE.

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      (2)       FORM, SCHEDULE OR REGISTRATION STATEMENT NO.:  NOT APPLICABLE.

      --------------------------------------------------------------------------
      (3)       FILING PARTY:  NOT APPLICABLE.

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      (4)       DATE FILED:  NOT APPLICABLE.

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
                        INTERNATIONAL SPECIALTY PRODUCTS

                                                                  May 14, 2001

Fellow Hercules Stockholders:

           It may come as no small relief that this is our final letter to you prior to Hercules' May 24th Annual Meeting! We appreciate, more than we can say, your interest and encouragement and the extraordinary support our nominees have received from Hercules stockholders, large and small.

           While the disastrous performance of the Company and the Hercules Board has been well documented, a recounting of events of just the last two weeks further demonstrates the urgent need for change at Hercules.

         o On May 7th, Hercules announced its second consecutive quarterly loss, in the amount of $10 million, with operating income off more than 40% compared with the same period last year. The reported results were well below Wall Street expectations and led security analysts to slash their earnings estimates for the year. As Gil Yang, a Salomon Smith Barney analyst, observed, "Hercules' operations, as a whole, appear to be getting worse each quarter."

         o Hercules' stock price continues to reach new lows, having traded just recently at $11.30 per share - off almost 85% since reaching its high of $66.25 more than five years ago - with David Begleiter, an ABN Amro analyst, recently predicting that Hercules shares could sink to as low as $8 per share.

         o Only days before the earnings were released, Hercules' Chief Financial Officer, Van Billet, resigned, and the Company cancelled its customary quarterly conference call. It should come as no surprise to you that the Hercules Board has refused to disclose any information concerning Mr. Billet's "retirement package" and is not expected to do so until after the May 24th meeting.

         o On May 8th, Hercules' Chief Executive Thomas Gossage (66) resigned and was replaced by Dr. William Joyce (65), Hercules' fifth Chief Executive in 29 months. Wall Street analysts promptly dismissed Dr. Joyce as a "caretaker" Chief Executive and characterized the move as a clear sign that Mr. Gossage has failed in his attempt to find a buyer for the Company. Again, the Hercules Board has refused to disclose information concerning Mr. Gossage's "retirement package" and Dr. Joyce's compensation arrangement.



             TWO ADVISORY FIRMS CONDEMN HERCULES' PERFORMANCE CITING
                    BLATANT DISREGARD FOR STOCKHOLDER RIGHTS

ONE STRONG ENDORSEMENT OF ISP SLATE VS. ONE UNCONVINCING RECOMMENDATION FOR HERCULES NOMINEES

           Proxy Monitor, a major advisory firm to institutional shareholders, recommended last week that investors vote to support ISP's slate of stockholder representatives. In so doing, it reached the following conclusions:

         o "...[W]e are concerned over the company's poor historical performance as well as its raft of antitakeover measures aimed at management entrenchment."

         o "In addition, we do not believe that Hercules' requirement that holders of a majority of outstanding shares must approve directors is desirable or in shareholders' best interests."

         o "While the addition of four members of a 12-person board would not give ISP control of the company, we believe that the addition of the four ISP nominees would send a clear signal to the Hercules board that shareholders are concerned about the company's performance."

         o "In addition, the ISP nominees could ensure that the recently announced sales of certain subsidiaries proceed as smoothly as possible."

           Another major advisory firm, Institutional Shareholders Services, confirmed Proxy Monitor's findings in most material respects:

         o ISP has had a long track record for producing substantial shareholder wealth for itself and fellow stockholders.

         o "Given the company's woeful performance history, we can appreciate the dissidents' irradicable distrust of the Hercules directors and their call for a shareholder watchdog on the board."

         o The Company's "aberrant" director election bylaw is "an affront to the shareholder franchise (emphasis added)."


           While ISS acknowledged that the ISP stockholder representatives have played a "constructive role" at Hercules and what the Company is now doing came only in response to the initiative of our nominees, ISS inexplicably recommended a vote for the Hercules nominees on the ground that our "role has run its course." With all due respect to ISS, the Company's efforts over the last seven months, well-intentioned or not, have been a complete failure - as Hercules continues to go from bad to worse. Far from being over, the challenge to maximize stockholder values at Hercules is now all the more acute, and we believe our job has just begun!


                            *     *     *     *     *


           In short, the real question in this proxy contest is whether, in light of the failure of the Hercules Board, the four ISP nominees, as Hercules directors, can add meaningful value to the Company. YOU NEED ONLY ASK YOURSELF:
WOULD IT NOT BE OF SUBSTANTIAL VALUE TO THE COMPANY TO HAVE FOUR STOCKHOLDER REPRESENTATIVES ON THE BOARD, DIRECTORS WHO ARE EXPERIENCED BUSINESS PEOPLE, WHO HAVE AN INVESTMENT IN THE COMPANY OF MORE THAN $150 MILLION, WHO HAVE A PROVEN TRACK RECORD OF HAVING HELPED TO CREATE MORE THAN $7 BILLION OF STOCKHOLDER VALUE AND WHOSE ONLY INTEREST IS IN MAXIMIZING THE VALUE OF THE THEIR INVESTMENT FOR THEMSELVES AND OTHER HERCULES STOCKHOLDERS?

           Remember, we are NOT seeking control of Hercules, and, if elected, our stockholder representatives will constitute only a minority on the Hercules Board. We intend to be constructive participants in the deliberations of the Board. Our impact will depend solely on the soundness of our business advice and counsel, the logic of our arguments, and our ability to work with other Hercules directors and persuade them as to the best course for the Company. For example, had we been Hercules directors several years ago, we feel certain that we would have opposed the BetzDearborn acquisition and encouraged and supported the sale of the Company at $58 per share. We would also like to believe that we might have been able to persuade others on the Board to follow our lead.

           Given the Hercules Board's desperate preoccupation with continuing its nominees in office and its willingness in our view to do almost anything to accomplish its purpose, we ask all Hercules stockholders to carefully scrutinize any "election eve" announcements from the Company concerning its on-again, off-again attempts to sell one or more of Hercules' businesses.

           SEND A MESSAGE TO THE HERCULES BOARD THAT ITS RECORD OF CORPORATE STEWARDSHIP IS A DISGRACE TO THE COMPANY, ITS FORMER AND CURRENT EMPLOYEES, AND ITS STOCKHOLDERS. Given the election tactics of the Hercules Board and the fact that a vote not cast is the equivalent of a vote for the Hercules nominees, your vote is especially important regardless of the number of shares you own. If you believe, as we do, that it is in your own best interest to support our stockholder nominees for election as directors of Hercules, PLEASE SIGN, DATE AND RETURN THE ENCLOSED BLUE PROXY CARD - TODAY!


                                   Sincerely,


/s/ Gloria Schaffer /s/ Raymond S. Troubh /s/ Sunil Kumar /s/ Samuel J. Heyman

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               IMPORTANT - PLEASE VOTE THE BLUE PROXY CARD TODAY!

o If you hold your shares in your own name, please MAIL your proxy using the postage-paid envelope. Telephone and internet voting are NOT valid for proxy contests. For your convenience, we will accept your proxy via fax (toll-free). Please call Georgeson Shareholder Communications Inc., at
      (800) 223-2064, for instructions and to obtain the fax number.

o If any of your shares are held in the name of a bank, broker, trustee or other nominee, please contact the person responsible for your account and direct him or her to vote on the BLUE proxy card "FOR" ISP's nominees. Your bank, broker or nominee cannot vote your shares without instructions from you.

o If you have previously signed a Hercules WHITE proxy card, you have every right to change your vote. Only your latest dated proxy will be counted. Vote for ISP's nominees by sending your BLUE proxy card today.


     If you have any questions or need assistance in voting your shares, please call toll free:

                                   GEORGESON
                                  SHAREHOLDER
                               COMMUNICATIONS INC.

                           17 State Street, 10th Floor
                               New York, NY 10004
                          Call Toll-Free (800) 223-2064

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